Exhibit 10.3

AAC HOLDINGS II LP

2000 AVENUE OF THE STARS

SUITE 1200

LOS ANGELES, CA 90067

December 5, 2022

X-Energy Reactor Company, LLC

801 Thompson Ave., Suite 400

Rockville, Maryland 20852

Ares Acquisition Corporation

245 Park Avenue, 44th Floor

New York, New York

Re: Commitment Letter

Ladies and Gentlemen:

Reference is made to the Business Combination Agreement, dated on or about the date of this Letter (the “Business Combination Agreement”), by and between Ares Acquisition Corporation (“SPAC”) and X-Energy Reactor Company, LLC (the “Company”). Subject to the terms of the Business Combination Agreement, SPAC and the Company will, among other things, consummate a business combination transaction. Capitalized terms used but not defined in this commitment letter (this “Letter”) have the meanings given to them in the Business Combination Agreement and Exhibit A (the “Term Sheet”) attached to this Letter.

1.    Commitment.

(a)    Subject to the terms and conditions set forth in this Letter and on the basis of the representations, warranties and agreements contained in a subscription, purchase or similar agreement in form and substance reasonably satisfactory to AAC Holdings II LP, a Delaware limited partnership (the “Investor”), the Company and SPAC (the “Series A Subscription Agreement”) (and upon the terms and subject to the conditions of such subscription agreements), the Investor shall purchase, or shall cause the purchase of, and the SPAC shall issue and sell to the Investor, an aggregate of 45,000 shares of Series A preferred stock, par value $0.0001 per share, of SPAC following the Domestication (“Series A Preferred Stock”). The Series A Preferred Stock shall have the rights, preferences and privileges set forth in a Certificate of Designation in a form reasonably agreed to by the Investor, the Company and SPAC reflecting the terms set forth in the Term Sheet (the “Certificate of Designation”), for a purchase price of $1000.00 per share for an aggregate purchase price of $45,000,000 (as such amount may be reduced in accordance with Section 1(c) and Section 1(d) of this Letter, the “Series A Commitment”). The Series A Subscription Agreement and the Certificate of Designation shall be negotiated in good faith by each of the Investor, the Company and SPAC as promptly as practicable following the date of this Letter and in any event prior to the Closing Date.

(b)    Notwithstanding anything to the contrary set forth in Section 1(a), if SPAC enters into one or more subscription, purchase or similar agreements (“Other Subscription Agreements”) with one or more unaffiliated third parties (“Other Investors”) pursuant to which such Other Investors agree to purchase from SPAC, and SPAC agrees to issue and sell to the Other Investors, either shares of Class A common stock, shares of one or more series of preferred stock, convertible debt securities or any other security convertible into or exchangeable or exercisable for, equity securities of SPAC (such securities, the “Alternative

Securities”) substantially concurrently with the Closing, then the obligations set forth in Section 1(a) shall be null and void. In such event and concurrently with the entry into the Other Subscription Agreements by the Other Investors, the Investor shall enter into a subscription, purchase or similar agreement having the same terms and conditions as the Other Subscription Agreements (the “Alternative Securities Subscription Agreement” and, together with the Series A Subscription Agreement, the “Investor Subscription Agreement”). Pursuant to the Alternative Securities Subscription Agreements, the Investor shall purchase, and the SPAC shall issue and sell to the Investor, substantially concurrently with the consummation of the transactions contemplated by the Other Subscription Agreements, a number of Alternative Securities on the terms and subject to the conditions set forth in the Other Subscription Agreements having an aggregate purchase price of $45,000,000 (as such amount may be reduced in accordance with Section 1(c) and Section 1(d) of this Letter, the “Alternative Securities Commitment” and, together with the Series A Commitment, the “Commitment”).

(c)    The Commitment shall be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by SPAC from the PIPE Investment (including any amount actually funded pursuant to this Letter); plus (C) the aggregate amount actually funded to the Company in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. Notwithstanding the foregoing, in no event shall any reduction to the Commitment pursuant to this Section 1(c) exceed $25,000,000 in the aggregate.

(d)    Notwithstanding anything to the contrary in this Letter, at any time and from time to time, the Company and the Investor may mutually agree to reduce the Commitment.

(e)    Under no circumstances shall the Investor be obligated to purchase equity, debt or other securities of SPAC in any amount in excess of the Commitment.

(f)    The Investor reserves the right to assign all or a portion of the Commitment to its Affiliates or designees. No such assignment shall relieve the Investor of its obligations under this Letter until such Affiliate or designee has funded the Commitment in accordance with the terms of this Letter.

(g)    Notwithstanding anything in Section 1(a) or Section 1(b), at any time on or after the date of this Letter and on or prior to January 15, 2023, the Investor or its Affiliates or designees may elect to enter into one or more securities purchase agreements with the Company (the “Additional Securities Purchase Agreements” and, together with the Investor Subscription Agreement, the “Commitment Documentation”). The Additional Securities Purchase Agreement shall be in the form of the Existing Securities Purchase Agreement, pursuant to which any one or more of the Investor or its Affiliates purchase from the Company, and the Company issues and sells to any one or more of such Persons, $45,000,000 or more in aggregate principal amount of the Company’s Series C-2 Convertible/Exchangeable Promissory Notes (the “Convertible Notes”). The purchase of such Convertible Notes pursuant to the terms of the Additional Securities Purchase Agreements shall be deemed to satisfy the Commitment, and this Letter shall terminate in accordance with Section 6(d) without any further action of the Investor, the Company or SPAC. If the Investor or its Affiliates or designees elect to enter into Additional Securities Purchase Agreements for purposes of satisfying the Commitment pursuant to this Section 1(g), the Company shall execute and deliver or cause to be executed and delivered the Additional Securities Purchase Agreements and to consummate the sale of such Convertible Notes to the Investor or its Affiliates or designees, as applicable. For purposes of this Agreement, “Existing Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of December 5, 2022, by and among the Company, Investor and the other investors thereto, pursuant to which Investor agreed to purchase from the Company, and the Company agreed to issue and sell to Investor, $30,000,000 in aggregate principal amount of Convertible Notes.

2.    Conditions. The obligation of the Investor to fund its portion of the Commitment is subject to: (a) the execution and delivery of the Business Combination Agreement by each of the parties to the Business Combination Agreement; (b) the satisfaction of each of the conditions to SPAC’s and the Company’s respective obligations to consummate the Transactions as set forth in Article VII of the Business Combination Agreement, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions; (c) the satisfaction (or waiver by the Investor, at or prior to the Closing) of each of the other conditions set forth in the Investor Subscription Agreement; and (d) the substantially simultaneous occurrence of the Closing.

3.    Covenants. The Investor and the SPAC agree, acting in good faith: (i) to use commercially reasonable efforts to cause the Investor’s purchase of the Series A Preferred Stock in accordance with this Letter, taken together with the PIPE Investment and the transfers to the SPAC to be made on the Closing Date by the Series A Parties and the holders of the Convertible Notes (the “Contributions”), to qualify for nonrecognition treatment under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code” and such tax treatment, the “Intended Tax Treatment”), (ii) to file all tax returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.351-3, as applicable), (iii) to take no position inconsistent with the Intended Tax Treatment (whether in audits, tax returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a governmental entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Contributions from qualifying for the Intended Tax Treatment and (v) to use commercially reasonable efforts to cause the Domestication to occur at least one day prior to the Closing Date.

4.    Confidentiality. This Letter is delivered to SPAC and the Company upon the condition that neither this Letter nor any of its contents shall be disclosed by the Investor, SPAC, the Company or any of their respective Affiliates to any other Person, directly or indirectly, without the consent of the other parties to this Letter (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Letter or any of its contents may be disclosed: (a) as may be compelled in a judicial or administrative proceeding, by any regulatory administration, or as otherwise required by law or regulation or compulsory legal process; (b) to protect the Investor’s, SPAC’s or the Company’s rights under, or to enforce the terms of, this Letter; or (c) as requested by a governmental or regulatory authority, including filings with the Securities and Exchange Commission or other regulatory bodies in the ordinary course of business.

The confidentiality obligations under this Section 4 shall automatically terminate and be superseded by any confidentiality provisions in the Commitment Documentation upon the execution and delivery of the Commitment Documentation and in any event shall terminate upon the second anniversary of the date of this Letter.

5.    Enforcement. The funding of the Commitment that is the subject of this Letter may only be enforced by SPAC or the Company.

6.    Termination. This Letter and the transactions contemplated by this Letter (including the Commitment) will terminate automatically and immediately upon the earliest to occur of:

(a)    the termination of the Business Combination Agreement in accordance with its terms;

(b)    the Closing (provided that the Commitment has been funded in full, as such amount may be reduced pursuant to the terms in this Letter);

(c)    other than a claim by the Company against the Investor or Guarantor for the remedies expressly permitted by Section 17 (and then, subject to the terms and conditions of this Letter), the Company or any of its Affiliates or any other Person claiming by, through or for the benefit of any of them, directly or indirectly, instituting any Legal Proceeding or bringing any other claim, against any Investor Party or any of their respective Representatives; and

(d)    such time as the Investor or its Affiliates or designees have purchased $75,000,000 or more in aggregate principal amount of Convertible Notes pursuant to the Existing Securities Purchaser Agreement and any Additional Securities Purchase Agreements in accordance with Section 1(g).

Upon termination of this Letter, the Investor shall not have any further obligations or liabilities under this Letter. Other than as explicitly set forth in this Letter or the Commitment Documentation, neither the Investor nor any of its respective Affiliates shall have any liability to any Person in connection with the Business Combination Agreement, this Letter or the Commitment Documentation, whether based upon contract, tort or any other claim or legal theory and whether at law or in equity. Notwithstanding the previous two sentences, nothing herein will relieve any party from liability for any breach of this Letter prior to the time of termination of this Letter. The foregoing three sentences and Section 10, Section 11, Section 14, Section 15, Section 17 and Section 18 shall survive any termination of this Letter.

7.    Amendment; Waiver. This Letter may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company and the Investor. The failure of any party to this Letter to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

8.    Entire Agreement. This Letter, including any exhibits and schedules attached to this Letter, which exhibits and schedules are incorporated by reference, embody the entire agreement and understanding of the parties to this Letter in respect of the subject matter contained in this Letter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Letter, which collectively supersede all prior agreements and the understandings among the parties to this letter with respect to the subject matter contained in this Letter.

9.    Parties in Interest; Third-Party Beneficiaries.

(a)    This Letter is for the sole benefit of the parties to this Letter.

(b)    Whether express or implied, nothing in this Letter is intended to or shall confer upon any Person, other than the parties to this Letter, any legal or equitable right, benefit or remedy of any nature whatsoever. Neither SPAC’s nor the Company’s creditors shall have the right to enforce, or cause such Person to enforce, this Letter.

10.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Letter, and any claim, controversy or dispute arising under or in relation to this Letter or the relationship of the parties, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflict of Laws principles (whether of the State of Delaware or another jurisdiction) that would require or permit the application of the Law of another jurisdiction. The preceding sentence shall apply to all matters involving the validity, construction, effect, performance and remedies with respect to this Letter.

(b)    Any claim arising out of or based upon this Letter, the transactions contemplated by this Letter or the legal relationships of the parties created under this Letter may be instituted solely in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware (collectively, the “Chosen Courts”). Each party irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such suit, action or proceeding. Service of process, summons, notice or other document in accordance with Section 11 shall be effective service of process for any claim brought in any Chosen Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in the Chosen Courts and irrevocably waive and agree not to plead or claim in any Chosen Court that any such claim brought in any such court has been brought in an inconvenient forum. Any final and non-appealable judgment against a party in any proceeding described in this 10(b) shall be conclusive and may be enforced in any other jurisdiction within or outside of the United States by suit on such judgment. A certified copy of any such judgment shall be conclusive evidence of the fact and amount of such judgment. Any party may file an original counterpart or copy of this 10(b) with any court as written evidence of the irrevocable waiver of objections to venue or convenience of forum.

(c)    Each of the parties acknowledges and agrees that any controversy that may arise under this Letter is likely to involve complicated and difficult issues, and therefore each such party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Letter or the transactions contemplated by this Letter. A judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.    Notices. All notices, consents, waivers and other communications under this Letter shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable party to this Letter at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	X-Energy Reactor Company, LLC 801 Thompson Avenue, Suite 400 Rockville, MD 20852 Attn: Steve Miller Email: smiller@x-energy.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 Attn: Paul Sheridan; Nicholas P. Luongo Email: paul.sheridan@lw.com; nick.luongo@lw.com

If to SPAC:

Ares Acquisition Corporation
245 Park Avenue, 44th Floor

New York, New York

Attn: Allyson Satin; Anton Feingold; Eric Waxman

and

Ares Acquisition Corporation
2000 Avenue of the Stars

Suite 1200

Los Angeles, CA 90067

Attn: Allyson Satin; Anton Feingold; Eric Waxman

Email: asatin@aresmgmt.com

            afeingold@aresmgmt.com

            ewaxman@aresmgmt.com

With a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Attn: Monica J. Shilling, P.C.; Dov Kogen Email: monica.shilling@kirkland.com dov.kogen@kirkland.com

If to the Investor:	AAC Holdings II LP 2000 Avenue of the Stars Suite 1200 Los Angeles, CA 90067 Attn: Allyson Satin; Anton Feingold; Eric Waxman Email: asatin@aresmgmt.com afeingold@aresmgmt.com ewaxman@aresmgmt.com

With a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Attn: Monica J. Shilling, P.C.; Dov Kogen Email: monica.shilling@kirkland.com dov.kogen@kirkland.com

12.    No Assignment. This Letter shall and all of the provisions of this Letter shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise set forth in this Letter, this Letter shall not be assigned by operation of Law or otherwise without the prior written consent of the parties. Any assignment without such consent that is not otherwise permitted pursuant to the terms of this Letter shall be null and void. No such assignment shall relieve the assigning party of its obligations under this Letter.

13.    Counterparts. This Letter may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

14.    Severability. In case any provision in this Letter shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Letter shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Letter will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

15.    Specific Performance. Each party to this Letter: (i) acknowledges that the rights of each party to this Letter to consummate the transactions contemplated by this Letter are unique; (ii) recognizes and affirms that if this Letter is breached by any party to this Letter, money damages may be inadequate and the non-breaching parties to this Letter may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Letter were not performed by an applicable party to this Letter in accordance with their specific terms or were otherwise breached. Accordingly, each party to this Letter shall be entitled to seek an injunction or restraining order to prevent breaches of this Letter and to seek to enforce specifically the terms and provisions of this Letter, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such party to this Letter may be entitled under this Letter, at law or in equity.

16.    Representations and Warranties of the Company. The Company represents and warrants that: (a) all information (excluding the Projections (as defined below), industry-specific information and information of a general economic nature) (all such non-excluded information, the “Information”) that has been or will be made available to the Investor by or on behalf of the Company or any of its respective representatives in connection with the Transactions is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and (b) the financial projections, budgets, estimates, forecasts and other forward-looking information with respect to the Company and its subsidiaries (after giving effect to the Transactions) (the “Projections”) that have been or will be made available to the Investor by or on behalf of the Company or any of its representatives in connection with the Transactions have been or will be prepared in good faith using management’s best estimates (it being understood that Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from the projected results and such differences may be material). You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of any Information and Projections furnished by the Company or its representatives, use commercially reasonable efforts to cause to be supplemented) the Information and the Projections so that such representations will be correct in all material respects under those circumstances.

17.    No Recourse. Notwithstanding anything that may be expressed or implied in this Letter or any document or instrument delivered in connection with this Letter, and notwithstanding the fact that the Investor may be a partnership:

(a)    no Person other than the Investor, SPAC and the Company has any obligations under this Letter and no recourse shall be had with respect to any other Person under this Letter or under any document or instrument delivered in connection with this Letter, or for any claim based on, in respect of or by reason of, such obligations or their creation, in each case, other than pursuant to, but subject to the terms of, the Letter of Guaranty, dated as of the date of this Letter, delivered by Ares Investments Holdings LLC, a Delaware limited liability company (“Guarantor”), in favor of the Company (the “Guaranty”);

(b)    no personal liability shall attach to any of Investor’s Affiliates (other than SPAC and, subject to the terms of the Guaranty, Guarantor) or any of their respective Representatives, whether by or through attempted piercing of the corporate veil, by or through a claim against any Investor Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law or otherwise; and

(c)    recourse against the Investor for specific performance or actual monetary damages in an amount (in the aggregate) not in excess of the Commitment pursuant to this Letter shall be the sole and exclusive remedy of SPAC and the Company against the Investor or any of its Affiliates (other than SPAC and Sponsor) (each, an “Investor Party”) in respect of any liabilities or obligations arising under, or in connection with, this Letter or the abandonment of the obligations of the Investor under this Letter in a manner other than a termination in accordance with the terms of this Letter. None of the Company, SPAC or any of their respective Affiliates will have any other remedy against any Investor Party. Except for actual monetary damages in an amount (in the aggregate) not in excess of the Commitment, the foregoing limitation on such Person’s remedies against the Investor Parties under this Letter shall preclude any recovery for any damages, including lost profits, lost revenues, lost opportunities, loss of reputation, diminution in value, damages based on any type of multiple and consequential, speculative, indirect, punitive or other special damages. The limitation on remedies set forth in this Section 17 shall apply without regard to whether any claim or action sounds in contract, tort or any other claim or legal theory and whether at law or equity arising under, or in connection with, this Letter or the transactions contemplated by this Letter or in respect of any oral representations or warranties made or alleged to have been made in connection with this Letter or the transactions contemplated by this Letter. If the Company or any of their Affiliates institute any Legal Proceeding or bring any other claim: (a) to recover under any circumstances, more than the Commitment from the Investor under or in connection with this Letter or the transactions contemplated by this Letter; (b) asserting that the provisions of this Section 17 are illegal, invalid or unenforceable, in whole or in part; or (c) asserting any theory of liability against any Investor Party with respect to this Letter, then in any such case: (i) the obligations of the Investors under this Letter shall terminate ab initio and be null and void and of no force or effect; (ii) if the Investors have previously made any payments under this Letter, the applicable Investors shall be entitled to recover such payments from SPAC or the Company, as applicable, and their respective successors and permitted assigns; and (iii) no Investor party shall have any liability or obligation of any kind or nature to SPAC or the Company with respect to this Letter. SPAC and the Company acknowledge that the Investors are agreeing to enter into this Letter in reliance on the provisions set forth in this Section 17, which shall survive termination of this Letter. The foregoing shall not apply to any claims of the Company against SPAC pursuant to the Business Combination Agreement or the Non-Disclosure Agreement, claims of the Company against Sponsor under the Sponsor Support Agreement or claims of the Company pursuant to the Guaranty.

18.    Waiver of Claims Against Trust. The Company and the Investor acknowledge that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company and the Investor further acknowledge that, as described in the IPO Prospectus available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of SPAC, SPAC Shareholders and the underwriters of SPAC’s initial public offering. The Company and the Investor acknowledge that they have been advised by SPAC that SPAC may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. The Company and the Investor, on behalf of itself and its Affiliates, acknowledge and agree that, notwithstanding anything to the contrary in this Letter, no such Person: (a) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (b) may make any claim against the Trust Account (including any distributions from the Trust Account), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Letter or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any such claims are collectively referred to as, the “Released Claims”). For and in consideration of SPAC entering into this Letter, the receipt and sufficiency of which are acknowledged, the Company and the Investor irrevocably waives on behalf of itself and its Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company and the Investor agree, on behalf of itself and its Affiliates, not to seek recourse against the Trust Account or any funds distributed from the Trust Account as a result of, or arising out of, this Letter and any negotiations, Contracts or agreements with SPAC (including any distributions to SPAC Shareholders in respect of deferred underwriting commissions from the IPO). Notwithstanding the foregoing, nothing in this Letter shall serve to limit or prohibit the Company’s or the Investor’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Commitment so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the Redemptions or for Fraud. Nothing in this Section 18 shall serve to limit or prohibit any claims that the Company or the Investor may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to SPAC and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Letter for any reason.

19.    Patriot Act. Pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “Patriot Act”), the Investor may be required to obtain, verify and record information that identifies SPAC or the Company. Such information includes the name, address and tax identification number and other information regarding SPAC or the Company that will allow the Investor to identify SPAC or the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Investor.

20.    No Fiduciary Relationship. SPAC and the Company acknowledge that: (a) the Investor is acting solely as a purchaser of securities pursuant to the Commitment; (b) the Investor and its Affiliates and managed funds and accounts may be investing in, or providing debt financing, equity capital or other services to, other companies with which SPAC and the Company may have conflicting interests; and (c) the Investor is acting pursuant to a contractual relationship created by this Letter that was entered into on an arm’s length basis. In no event do the parties intend that the Investor act or be responsible as a fiduciary to SPAC or the Company or any of their respective subsidiaries, stockholders or creditors or any other Person in connection with any activity that the Investor may undertake or has undertaken in furtherance of the purchase of securities, either before or after the date of this Letter. The Investor expressly disclaims any fiduciary or similar obligations to any such Person, either in connection with the purchase of securities or this Letter or any matters leading up to either to the extent related to the purchase of securities or this Letter. Each of SPAC and the Company confirm their understanding and agreement to that effect. SPAC, the Company and the Investor are each responsible for making their own independent judgments with respect to the transactions contemplated by the Commitment. Any opinions or views expressed by the Investor to SPAC or the Company regarding such transactions, including any opinions or views with respect to the price or market for equity or debt securities of SPAC or the Company, do not constitute advice or recommendations to SPAC or the Company or any of their respective subsidiaries. Each of SPAC and the Company and their respective Affiliates and subsidiaries, waive and release, to the fullest extent permitted by law, any claims that SPAC and the Company and their respective subsidiaries and Affiliates may have against the Investor with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Letter or any matters leading up to the execution of this Letter.

21.    Miscellaneous. The parties to this Letter have each been represented by counsel during the negotiation and execution of this Letter and have participated jointly in the drafting of this Letter. Consequently, each of the parties to this Letter waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The descriptive headings in this Letter are inserted for convenience and identification purposes only and are not intended to be a part of or to describe, interpret, define or limit the scope, extent or intent of this Letter or any provision of this Letter. As used in this Letter, the Investor, on the one hand, and SPAC, on the other hand, shall not be deemed to be Affiliates of each other.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

AAC HOLDINGS II LP

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Assistant Secretary

[Signature Page to Commitment Letter]

Agreed to and accepted: ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Title:	Chief Executive Officer and Co-Chairman

[Signature Page to Commitment Letter]

Agreed to and accepted: X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name:	J. Clay Sell
Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A

Term Sheet

[See attached.]

[Exhibit A]

Summary of Principal Terms and Conditions

Unless otherwise defined, terms used in this term sheet shall have the meanings assigned to such terms in the commitment letter to which this exhibit is attached, including the other exhibits thereto (the “Commitment Letter”).

Issuer:

X-Energy, Inc., the public company of the AAC SPAC Transaction (the “Company”).

“AAC SPAC Transaction” means the potential business combination between Ares Acquisition Corporation (“AAC”), directly or indirectly, and X-energy Reactor Company, LLC (“X-energy”)

Investor:	AAC Holdings II LP and its affiliates (the “Investor”).

PIPE Commitment:

An aggregate amount (the “PIPE Commitment”) equal to the lesser of (i) $45.0 million (the “Initial Commitment Amount”), as reduced as described below, and (ii) such amount as mutually agreed between the Company and the Investor.

The Initial Commitment Amount will be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by SPAC from the PIPE Investment (including any amount actually funded pursuant to this Letter); plus (C) the aggregate amount actually funded to the Company in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. In no event will any reduction to the Commitment exceed $25,000,000 in the aggregate.

Securities:	At the Closing, the Investor will invest the PIPE Commitment amount set forth above in convertible Series A preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designation and as further described below. The Preferred Stock shall rank senior to all classes or series of equity securities of the Company with respect to dividend rights and rights on liquidation.

Purchase Price:	$1,000 per share of Preferred Stock (the “Stated Value”).

Conversion Price:	The Investor may at any time convert all or a portion of the Preferred Stock into Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”). Each share of Preferred Stock will be convertible into a number of shares of Common Stock equal to the Stated Value of such share of Preferred Stock plus Accrued Dividends thereon divided by the Conversion Price. The Conversion Price will be $10.00 per share.

Anti-Dilution:	The Conversion Price will be subject to proportional adjustment for any stock split, reclassification, stock dividend or similar event.

Dividends:

Dividends will accrue on a quarterly basis at a rate equal to 8.00% per annum, whether or not declared, and such dividends will accrue daily and compound on a quarterly basis, unless paid in cash (such accrued amounts, the “Accrued Dividends”), plus the Preferred Stock will fully participate, on an as-converted basis, in any cash dividends paid to the holder of Company common stock.

Upon conversion, all accrued and unpaid dividends from the end of last relevant quarter to the conversion date will be paid in cash.

Liquidation Preference:

In the event of any liquidation or winding up of the Company, the holder of each share of the Preferred Stock will receive in preference to the holders of the common stock of the Company (or any junior preferred stock) a per share amount equal to the greater of (i) the Stated Value, plus Accrued Dividends and (ii) the amount such holders would be entitled to receive at such time if the Preferred Stock were converted into Common Stock.

For the avoidance of doubt, a merger, acquisition, change of control or sale of all or substantially all of the assets of the Company will not be deemed to be a liquidation or winding up.

Conversion at Option of the Company:	If at any time after the 2-year anniversary of the closing of the AAC SPAC Transaction, the closing price of the Common Stock exceeds $12.50 per share for each of the 75 trading days within a 90 consecutive trading day period, the Company may convert all (but not less than all) of the then-outstanding shares of Preferred Stock into a number of shares of Common Stock equal to the Stated Value of such shares plus Accrued Dividends thereon, divided by the Conversion Price.

Redemption at Option of the Investor:	At any time after the 7-year anniversary of the closing of the AAC SPAC Transaction, the Investor may require the Company to redeem any or all of the then-outstanding shares of Preferred Stock for cash consideration equal to the Stated Value, plus Accrued Dividends.

Change of Control / Bankruptcy or Insolvency / Default under Material Debt:	Upon a Change of Control (as defined in the Business Combination Agreement) of the Company, a voluntary bankruptcy or insolvency event or a default under a material debt agreement, the Company will be required to immediately make an offer to repurchase all of the then-outstanding shares of Preferred Stock for cash consideration per share equal to the greater of (i) 100% of the Stated Value, plus Accrued Dividends and (ii) the amount such holders would be entitled to receive at such time if the Preferred Stock were converted into Common Stock.

Voting Rights:	The Preferred Stock will vote together with the common stock of the Company on all matters and not as a separate class (except as specifically provided in this term sheet or as otherwise required by law) on an as-converted basis.

Information Covenant:	At such time as the Company is no longer subject to periodic reporting requirements as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will furnish customary information (including annual financial, quarterly financial and operating reports) to the Investor.

Minority Protections:

During the period in which any shares of Preferred Stock remain outstanding, the consent of the holders of a majority of the Preferred Stock shall be required to:

(i) alter or change the rights, preferences or privileges of the Preferred Stock;

(ii)  increase or decrease the authorized number of shares of Preferred Stock;

(iii)  issue any additional shares of Preferred Stock;

(iv) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Preferred Stock;

(v)   amend the Company’s certificate of incorporation or bylaws in a manner that materially and adversely affects the Preferred Stock;

(vi) issue any debt instrument of the Company that is convertible into equity of the Company; or

(vii) provide for the payment of any dividend on, or the redemption or repurchase of any junior equity security.

Registration Rights:	Investor will receive customary transferable demand, piggyback and shelf registration rights pertaining to the shares of Common Stock issuable upon the conversion of the Preferred Stock. The Company will file a resale registration statement following the Closing covering all of the shares of Common Stock issuable upon the conversion of such Preferred Stock. All reasonable expenses of such registrations, including the fees and expenses of one counsel on behalf of the Investor, will be borne by the Company.

Subscription Agreement:	The subscription agreement with respect to the Preferred Stock will be substantially in the form attached as Exhibit B to the Commitment Letter.

Closing Conditions:	The Investor’s purchase of the Preferred Stock will be subject to satisfaction of the conditions specified in Section 2 of the Commitment Letter.

Tax Matters:

The Investor agrees to provide to the Company a properly executed Internal Revenue Service Form W-9 certifying such Investor’s status as a United States Person and such Investor’s exemption from backup withholding. To the extent the Investor has delivered such forms, and the Preferred Shares are held by the Investor, absent a change in law that affects the withholding obligations of the Company, the Company (and any applicable withholding agent) shall not withhold U.S. tax from any payment (including deemed payments) made on or with respect to the Preferred Shares. Without limiting the foregoing, if the Company determines that an amount is required to be deducted and withheld in respect of any payment made on or with respect to the Preferred Shares, the Company shall be entitled to withhold taxes on all payments made to the relevant Investor with respect to the Preferred Shares in the form of cash or otherwise treated, in the Company’s reasonable discretion, as a dividend for U.S. federal tax purposes, in each case, to the extent the Company or its paying agent is required to deduct and withhold tax on payments to the relevant Investor under applicable law; provided that the Company shall, at least five (5) business days prior to the date the applicable payment is scheduled to be made, provide the Investor with (i) written notice of the intent to deduct and withhold, which notice shall include the basis for the withholding and an estimate of the amount proposed to be deducted and withheld, and (ii) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding.

The Company and the Investor agree that it is their intention that (i) the Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder and (ii) absent the issuance of any other preferred equity security or debt instrument of the Company that is convertible into equity of the Company (and, in each case, cash or other distributions or payments by the Company with respect thereof) after the closing of the Transactions, the Investor shall not be required to include in income as a dividend for U.S. federal income tax purposes under Section 305(c) of the Code any income or gain in respect of the Preferred Shares on account of the accrual of dividends thereon (including any deemed dividends or any increase in the Stated Value) unless and until such dividends are declared and paid in cash. The Company and the Investor agree to take no positions or actions inconsistent with such treatment, unless otherwise required by a change in applicable law after the date hereof. The Company and the Investor agree to take no positions or actions inconsistent with such treatment, unless otherwise required by a change in applicable law after the date hereof.

The Company shall use commercially reasonable efforts to cooperate with the Investor to structure any redemption of the Preferred Shares permitted hereunder to be treated as a payment in exchange for stock pursuant to Section 302 of the Code.

Governing Law:	State of Delaware.